Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby give our consent to the incorporation by reference in the Registration Statement on Form S-8 of Given Imaging Ltd. (the "Company") of our report dated February 22, 2001, except for Note 19, which is as of August 22, 2001, with respect to the consolidated financial statements of the Company as of December 31, 2000, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, and the period from January 4, 1998 (inception) to December 31, 1998, included in the registration statement on Form F-1 dated September 26, 2001 filed by the Company with the U. S. Securities and Exchange Commission and as amended and declared effective by the Securities and Exchange Commission on October 3, 2001.

Somekh Chaikin
Certified Public Accountants (Isr.)
A member of KPMG International

Tel Aviv, Israel
November 20, 2001.